Exhibit 10.1

ESCROW AGREEMENT

THIS ESCROW AGREEMENT is made and entered into as of this 12th day of January, 2007, by and among Synova Healthcare Group, Inc., a Nevada corporation (“Parent”), George Votis, an individual with offices located at 655 Madison Avenue, 20th Floor, New York, NY 10021 (“Stockholders’ Representative”), Galt Industries, Inc., a Delaware corporation with offices located at 655 Madison Avenue, 20th Floor, New York, NY 10021 (“Galt”), Gene Detroyer, an individual residing at 357 East 57th Street, Apt. 14B, New York, NY 10022, ( “Detroyer”), Robert Staab, an individual residing at 30 Neck Road, Old Lyne, CT 06372 (“Staab” and, together with Galt and Detroyer, collectively, the “Indemnifying Shockholders”) and Blank Rome LLP (the “Escrow Agent”).

Background

A. Parent, Synova 2006 Acquisition Corp. (“Merger Sub”), Allendale Pharmaceuticals, a Delaware corporation (“API”) and the Indemnifying Stockholders have entered into an Agreement and Plan of Merger, dated as of January 12, 2007 (the “Merger Agreement”), as a result of which Merger Sub has been or shall be merged with and into API (the “Merger”).

B. The Merger Agreement requires that One Million (1,000,000) of the shares of Parent’s common stock, par value $.001 per share (“Parent Common Stock”) be deposited with the Escrow Agent (“Indemnity Escrow Shares”) as security for certain adjustments to the Merger Consideration (as defined in the Merger Agreement) and for certain indemnification obligations of the Indemnifying Stockholders.

C. The Indemnity Escrow Shares, together with any additional property required to be deposited with the Escrow Agent under this Escrow Agreement, constitute the “Escrow Assets” to be held and distributed in accordance with the terms of this Escrow Agreement.

D. Stockholders’ Representative has been appointed as the agent of all Indemnifying Stockholders, with the authority to enter into, and act on behalf of such holders for purposes of, this Escrow Agreement.

Agreement

NOW, THEREFORE, the parties hereto, in consideration of the mutual covenants herein contained and for other good and valuable consideration, the receipt of which is hereby acknowledged, and intending to be legally bound hereby, covenant and agree as follows:

1. Appointment of the Escrow Agent. Parent and Stockholders’ Representative, on behalf of the Indemnifying Stockholders, hereby appoint the Escrow Agent to serve as escrow agent, subject to and in accordance with the provisions of this Escrow Agreement. The Escrow Agent hereby accepts such appointment.

2. Formation of Escrow. Simultaneously with the execution of this Escrow Agreement, Parent has delivered or caused to be delivered to the Escrow Agent certificates evidencing an aggregate of One Million (1,000,000) shares of Parent Common Stock, registered in the names of the Indemnifying Stockholders as specified on Schedule A attached to this Escrow Agreement.1 The Escrow Agent hereby acknowledges receipt of the Indemnity Escrow Shares. In accordance with the Merger Agreement, the certificates representing the Indemnity Escrow Shares have been or shall be endorsed by the respective Stockholders in blank or accompanied by a separate stock power executed in blank for transfer.

3. Duties of the Escrow Agent.

a. General. The Escrow Agent shall hold, keep custody of, and dispose of the Indemnity Escrow Shares and other Escrow Assets only in accordance with the terms and conditions of this Escrow Agreement.

b. Statements of Account. The Escrow Agent shall, as requested by either Parent or the Stockholders’ Representative from time to time, provide Parent and the Stockholders’ Representative with statements reflecting the status of the Escrow Assets.

4. Ownership of Escrow Shares; Voting Rights. Pending distribution of Indemnity Escrow Shares in accordance with this Escrow Agreement, each Indemnifying Stockholder shall be the record and legal owner of the respective number of Indemnity Escrow Shares set forth as to that Indemnifying Stockholder on Schedule A attached to this Escrow Agreement, and shall have all voting rights with respect to the Indemnity Escrow Shares.

5. Distributions in Respect of Indemnity Escrow Shares.

a. Any additional certificates, rights, securities or interests delivered in respect of the Indemnity Escrow Shares while held under this Escrow Agreement as a result of any stock dividend, recapitalization, stock split, consolidation of shares, reclassification, merger, consolidation or reorganization by Parent shall be delivered to the Escrow Agent (and endorsed for transfer, if applicable) and shall constitute part of the Escrow Assets.

b. Any cash dividends paid on account of Indemnity Escrow Shares or other Escrow Assets while held under this Escrow Agreement shall be paid by Parent to the Indemnifying Stockholders as stockholders of record.

6. Distribution of Escrow Assets.

a. For purposes of this Escrow Agreement, if no claim for either (i)

[1]	Note: There should be two certificates for each stockholder to permit release of the first installment on the Release Date.

adjustment of the Merger Consideration pursuant to Section 1.4 of the Merger Agreement, or (ii) Indemnifiable Losses pursuant to Article VII of the Merger Agreement (each such claim under clause (i) or (ii) being a “Claim”), is made by Parent on or before the twelve (12) month anniversary (the “Release Date”) of the date hereof, then the Escrow Agent shall distribute the Indemnity Escrow Shares, within five days, to the respective Indemnifying Stockholders as specified on Schedule A, together with any other Escrow Assets which were derived therefrom or distributed on account thereof.

b. If on or before the Release Date, Parent asserts a Claim, then Parent may send to the Stockholders’ Representative and the Escrow Agent a written notice (a “Claim Notice”) (i) describing in brief the basis for its Claim, and (ii) setting forth a request to release Escrow Assets to it in the amount of the Indemnifiable Losses. If the exact amount of Indemnifiable Losses associated with any Claim has not been fixed, then Parent’s Claim Notice shall specify a reasonable estimate of the Indemnifiable Losses.

c. Following the receipt by the Escrow Agent of any Claim Notice on or prior to the Release Date:

(i)	if the Escrow Agent receives a written response from the Stockholders’ Representative after their receipt of such a Claim Notice which notice states that the Stockholders’ Representative accept or agree to the Claim or any portion thereof, then the Escrow Agent shall deliver to Parent or its designee, a number of Indemnity Escrow Shares having a Market Value equal to the amount set forth in such Claim Notice (or the undisputed portion thereof) within ten (10) business days after the Escrow Agent receives the Stockholders’ Representative’s notice of acceptance or agreement;

(ii)	If the Escrow Agent does not receive a written notice of acceptance from the Stockholders’ Representative within fifteen (15) business days after receipt of a Claim Notice, then Stockholder Representative shall be deemed to have accepted the Claim and the Escrow Agent shall deliver to Parent or its designee Indemnity Escrow Shares (or, if all Indemnity Escrow Shares have been distributed, then other Escrow Assets) having a Market Value equal to the amount set forth in such Claim Notice within ten (10) business days after the expiration of such fifteen (15) business day period;

(iii)

If the Escrow Agent receives a written notice from the Stockholders’ Representative disputing all or any portion of the Claim (the “Dispute Notice”), within the fifteen (15) business day period after receipt of a Claim Notice, then the Escrow Agent shall not distribute any Escrow Assets in respect of the amount in dispute until either (i) the Escrow Agent receives a certified copy of a final decision of an arbitrator in respect of the amount in dispute and a certificate from Parent indicating that all rights of appeal have expired and no appeal has been filed or there is no further right to appeal the arbitration award, (ii) the Escrow Agent receives a certified copy of a judgment in respect of the amount in dispute issued by a court of competent jurisdiction and a certificate from Parent indicating that all rights of appeal have expired and no appeal has been filed or there is no further right to appeal the judgment, or (iii) the Escrow Agent receives a joint written direction with respect to the settlement of the amount in dispute signed by the Stockholders’ Representative and an officer of Parent (each of the resolutions referenced in (i), (ii) and (iii) above shall be referred to herein as a “Final Resolution”). Within five (5) business days after the receipt of a Final Resolution, the Escrow Agent shall deliver to Parent or its designee Indemnity Escrow Shares (or, if all Indemnity Escrow Shares have been distributed, then other Escrow Assets) having a Market Value equal to the amount set forth in such Final Resolution.

d. If, on or prior to the Release Date, the Escrow Agent has received a Claim Notice or Claim Notices and all of the related Claims have either been accepted (or deemed accepted) by the Stockholders’ Representative or resolved by Final Resolution and the related Indemnity Escrow Shares have been distributed, then the Escrow Agent shall distribute to the Indemnifying Stockholders, within five days after the Release Date, the remaining portion, if any, of the 1,000,000 Indemnity Escrow Shares which would have been released to the Indemnifying Stockholders on the Release Date had no Claims been made. In each case provided in this Section 6d., Indemnity Escrow Shares will be distributed to the Indemnifying Stockholders in proportion to their relative Indemnity Escrow Shares as set forth on Schedule A attached to this Escrow Agreement.

e. “Market Value” means, as to the Indemnity Escrow Shares, the average of the closing sales price per share of Parent Common Stock on the OTC Bulletin Board (or other applicable market on which shares of Parent Common Stock are traded or quoted, if not the OTC Bulletin Board) for the ten (10) trading days immediately preceding: (i) the date on which the Indemnifying Stockholders notify the Escrow Agent that they have no objection to a Claim in accordance with Section 6c(i), if applicable, (ii) the date on which the ten day period described in Section 6c(ii) expires, if applicable, or (iii) the date on which a Final Resolution is delivered to the Escrow Agent in accordance with Section 6c(iii), if applicable. In each case, Parent shall calculate and deliver the Market Value computation to the Escrow Agent promptly following the occurrence of any of the events described in clause (i) through (iii) above. As to any Escrow Assets other than Indemnity Escrow Shares, and as to Indemnity Escrow Shares to the extent not traded or quoted on any market, the Market Value shall be the value determined by a Final Resolution.

f. If Parent is entitled to any distribution of less than all remaining Indemnity Escrow Shares in accordance with this Section 6, then (i) Escrow Agent shall deliver the certificates representing the Indemnity Escrow Shares to Parent and Parent shall be responsible for exchanging the certificates delivered to it and returning to the Escrow Agent certificates evidencing the balance of the Indemnity Escrow Shares that were not required to be delivered to Parent; and (ii) the shares to be surrendered to Parent shall be allocated from among the shares of the Indemnifying Stockholders pro rata based upon their relative number of Indemnity Escrow Shares as set forth on Schedule A attached to this Escrow Agreement.

7. Escrow Termination. This Escrow Agreement shall terminate and cease to be of any further force and effect (except as otherwise provided in Section 8f) when the Escrow Agent shall have disposed of all of the Escrow Assets according to this Escrow Agreement (including the deposit of the Escrow Assets with a court of competent jurisdiction).

8. Responsibility and Liability of the Escrow Agent.

a. Duties Limited. The duties of the Escrow Agent hereunder shall be entirely administrative and not discretionary, and the Escrow Agent does not and shall not have any interest in the Escrow Assets. The Escrow Agent’s duties shall be limited to those expressly set forth herein.

b. Reliance. The Escrow Agent may rely upon, and shall not be liable to the parties for acting or refraining from acting upon, any written notice, instruction, certificate, request, consent or other instrument (“Written Evidence”) furnished to it in connection with its duties as the Escrow Agent and believed by the Escrow Agent to be genuine. The Escrow Agent may rely on Written Evidence not only as to the due execution, validity and effectiveness thereof but also as to the truth and accuracy of the information contained therein. The Escrow Agent may assume that any person purporting to give any Written Evidence in connection with the provisions hereof has been duly authorized to do so or is otherwise the proper party or parties. The Escrow Agent may rely on the contents of any Written Evidence of any court, arbitrator or party without any liability therefor. The Escrow Agent shall not be required to determine the merits of any claim of either party in performing its duties hereunder.

c. No Liability. The Escrow Agent shall not be liable or responsible for any actions taken by it in good faith. The Escrow Agent’s duties and responsibilities are that of a custodian of the Escrow Assets. The Escrow Agent shall have no liability to any third party as a result of any acts taken or omissions made by the Escrow Agent in the performance in accordance with this Escrow Agreement of its duties hereunder and no person shall have any rights as a third party beneficiary with respect to this Escrow Agreement. As to any legal questions arising in connection with the Escrow Agent’s performance of its duties and responsibilities hereunder, the Escrow Agent may consult or obtain opinions from legal counsel selected by it, and the Escrow Agent shall be free from any liability for acting in reliance in good faith on such advice of counsel. The Escrow Agent shall not be bound by any notice of, or demand with respect to, any waiver, modification, amendment, termination, or rescission of the provisions of this Escrow Agreement unless such notice or demand is received by the Escrow

Agent in writing and has been signed by both Parent and Stockholders’ Representative and, if the Escrow Agent’s duties or responsibilities hereunder are affected, unless the Escrow Agent shall have given its express written consent thereto.

d. Waiver. Parent and Stockholders’ Representative each hereby waives any suit, claim, demand or cause of action of any kind which either may have or may assert against the Escrow Agent arising out of or relating to acceptance or performance of the Escrow Agent’s duties hereunder, unless such suit, claim, demand or cause of action is based upon a claim of the willful neglect, gross negligence or bad faith of the Escrow Agent.

e. Risk of Investment Not the Escrow Agent’s. Any loss or decline in value of any Escrow Assets is the responsibility of the Indemnifying Stockholders and Parent and not the Escrow Agent.

f. Indemnification. Parent and the Indemnifying Stockholders shall indemnify the Escrow Agent and its officers, directors and employees against all taxes, liabilities, damages, losses, actions, proceedings, costs, claims and demands in respect of any matter or thing performed by the Escrow Agent, its officers, directors or employees pursuant to this Escrow Agreement (with Parent, on the one hand, and the Indemnifying Stockholders, on the other hand, being responsible for one-half (1/2) of the indemnity obligation pursuant to this Section), other than taxes, liabilities, damages, losses, actions, proceedings, costs, claims or demands arising from a breach of this Escrow Agreement by the Escrow Agent or negligence or willful misconduct on the part of the Escrow Agent, its officers, directors and employees. The indemnity contained herein shall survive the termination or expiration of this Escrow Agreement.

g. Resignation or Termination of the Escrow Agent; Appointment of Successor. The Escrow Agent may resign and be discharged from its duties and obligations hereunder for any reason. Such resignation shall be made by giving at least thirty (30) days prior written notice of such resignation to Parent and Stockholders’ Representative, specifying the date on which such resignation shall take effect. Stockholders’ Representative and Parent shall also have the right, by mutual agreement, to terminate the appointment of the Escrow Agent hereunder by giving to it notice of such termination, in a writing signed by both Stockholders’ Representative and Parent, specifying the date on which such termination shall take effect and designating a successor Escrow Agent. In any such event, Parent and Stockholders’ Representative shall, by mutual agreement, approve and designate a successor Escrow Agent to such resigning or terminated Escrow Agent. In the event of the Escrow Agent’s intended resignation, if Parent and Stockholders’ Representative cannot agree to a successor Escrow Agent at least ten days before the effective date of such resignation, the Escrow Agent may deposit the Escrow Assets with a court of competent jurisdiction or any commercial bank or trust company selected by it that agrees to be bound by this Escrow Agreement. Any successor Escrow Agent shall execute and deliver to the Escrow Agent then serving a written instrument accepting the appointment and agreeing to the terms of this Escrow Agreement. Upon receipt thereof from such successor Escrow Agent, all Escrow Assets shall be turned over and delivered to such successor Escrow Agent who shall thereupon be bound by all of the provisions hereof as if an original signature hereto, and the Escrow Agent shall be thereafter released of all further obligations and liability relating to the Escrow Assets arising after the date of such substitution. No resignation or removal of the Escrow Agent shall be effective until the acceptance of appointment by the successor the Escrow Agent in the manner provided above.

h. Escrow Agent as Counsel to Parent. The parties acknowledge that Escrow Agent has been and will continue to be counsel to Parent and nothing herein shall disqualify Escrow Agent from representing Parent in connection with (i) the making or performance of this Escrow Agreement, (ii) in connection with any disputes arising under or as a result of this Escrow Agreement or (iii) in connection with any other matters, any and all objections to such representation are hereby irrevocably waived.

9. Notices. All notices and other communications under this Escrow Agreement shall be in writing and shall be deemed given when delivered personally, one business day after having been dispatched by a nationally recognized overnight courier service or when sent via facsimile (with acknowledgement of complete transmission) to the parties at the following addresses (or at such other address for a party as is specified by like notice):

(i)	if to Parent, to:

Synova Healthcare Group, Inc.

1400 N. Providence Road

Suite 6010, Building II

Media, Pennsylvania 19063

Attention: Stephen King, CEO

Facsimile No.: 610. 565.7081

Telephone No: 610.565.7080

with a copy (which shall not constitute notice) to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103-6998

Attention: Alan L. Zeiger, Esq.

Facsimile: 215.832.5754

Telephone No.: 215.569.5754

(ii)	if to the Escrow Agent, to:

Blank Rome LLP

One Logan Square

Philadelphia, Pennsylvania 19103-6998

Attention: Alan L. Zeiger, Esq.

Facsimile: 215.832.5754

Telephone No.: 215.569.5754

(iii)	if to the Stockholders’ Representative, to:

George Votis

c/o Galt Industries, Inc.

655 Madison Avenue, 20th Floor

New York, NY 10021

Facsimile No.:

Telephone No.:

with a copy (which shall not constitute notice) to:

Goodwin Procter

599 Lexington Avenue

New York, NY 10022

Attention: Joel Wagman, Esq.

Facsimile No.: 212.355.3333

Telephone No.: 212.813.8862

10. Fees and Expenses of the Escrow Agent. Parent shall pay all of the Escrow Agent’s out-of-pocket administrative fees, costs and expenses in connection with its services as the Escrow Agent hereunder.

11. Modification or Amendment. This Escrow Agreement may be amended only by an instrument in writing executed and delivered on behalf of each of the parties hereto.

12. Governing Law. This Escrow Agreement, and all disputes, controversies, claims or other matters arising among the parties to this Escrow Agreement, shall be governed by and construed and interpreted in accordance with the laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, as to all matters, including matters of validity, construction, effect, enforceability, performance and remedies.

13. Assignment. This Escrow Agreement may be assigned by any party only with the consent of the other parties, except that Parent can assign its rights hereunder to any Person to whom or which Parent’s rights under the Merger Agreement are permitted to be and have been assigned.

14. Interpretation. This Escrow Agreement shall be interpreted in a manner consistent with the principles set forth in Section 8.3 of the Merger Agreement.

15. Jurisdiction; Venue; Waiver of Jury Trial. In any action between or among any of the parties, whether arising out of this Escrow Agreement or otherwise (i) each of the parties irrevocably consents to the exclusive jurisdiction and venue of the state courts located in the State of Delaware or the U.S. District Court for the District of Delaware; (ii) if any such action is commenced in a state court, then, subject to applicable law, no party shall object to the removal of such action to the U.S. District Court for the District of Delaware; (iii) EACH OF THE PARTIES IRREVOCABLY WAIVES THE RIGHT TO TRIAL BY JURY.

16. Counterparts. This Escrow Agreement may be executed in any number of separate counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Escrow Agreement on the date and year first written above.

PARENT:

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen King
Name:	Stephen King
Title:	CEO

STOCKHOLDERS’ REPRESENTATIVE:

/s/ George Votis
George Votis

STOCKHOLDERS:

GALT INDUSTRIES, INC.

By:	/s/ George Votis
Name:	G. T. Votis
Title:	Chairman

/s/ Gene Detroyer
Gene Detroyer

/s/ Robert Staab
Robert Staab

ESCROW AGENT:

BLANK ROME LLP

By:	/s/ Alan L. Zeiger
Name:	Alan L. Zeiger
Title:	Partner

Schedule A

Indemnifying Stockholders List With Number of Shares and Addresses for Distribution

Stockholders and Addresses	Number of Shares
Galt Industries, Inc.	333,333.33
655 Madison Avenue, 20th Floor
New York, NY 10021

Gene Detroyer	333,333.33
357 East 57th Street, Apt. 14B
New York, NY 10022

Robert Staab	333,333.33
30 Neck Road
Old Lyne, CT 06372